PROSPECTPUS SUPPLEMENT                          REGISTRATION NO. 333-33362
(To Prospectus dated February 17, 2006)         Filed Pursuant to Rule 424(b)(3)

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                        1,000,000,000 Depositary Receipts
                         Semiconductor HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Semiconductor HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Semiconductor HOLDRS" section of the base prospectus shall be replaced with the following:

                                                        Share         Primary
Name of Company                          Ticker        Amounts    Trading Market
----------------------------------       ------        -------    --------------
Advanced Micro Devices, Inc.              AMD             4            NYSE
Altera Corporation                        ALTR            6           NASDAQ
Amkor Technology, Inc.                    AMKR            2           NASDAQ
Analog Devices, Inc.                      ADI             6            NYSE
Applied Materials, Inc.                   AMAT           26           NASDAQ
Atmel Corporation                         ATML            8           NASDAQ
Broadcom Corporation                      BRCM            3           NASDAQ
Intel Corporation                         INTC           30           NASDAQ
KLA-Tencor Corporation                    KLAC            3           NASDAQ
Linear Technology Corporation             LLTC            5           NASDAQ
LSI Logic Corporation                     LSI             5            NYSE
Maxim Integrated Products, Inc.           MXIM            5           NASDAQ
Micron Technology, Inc.                    MU             9            NYSE
National Semiconductor Corporation        NSM             6            NYSE
Novellus Systems, Inc.                    NVLS            2           NASDAQ
SanDisk Corporation                       SNDK            2           NASDAQ
Teradyne, Inc.                            TER             3            NYSE
Texas Instruments, Inc.                   TXN            22            NYSE
Xilinx, Inc.                              XLNX            5           NASDAQ


     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

          The date of this prospectus supplement is December 31, 2006.